Exhibit 99.1

Press Release	October 21, 2010

WorldVest, Inc. Completes Name Change to Iron Mining Group, Inc.

Company to Apply to FINRA for New Trading Symbol to Reflect Name Change

New York, NY October 21, 2010 – WorldVest, Inc. (OTCBB: WOVT), an iron ore investment and mining company, announces that, as of October 15, 2010, it has officially amended its corporate name with the State of Florida to Iron Mining Group, Inc. (“Iron Mining Group” or the “Company”).  The Company will subsequently apply to FINRA for a new trading symbol to reflect this change.  During the transition, Iron Mining Group will continue to trade its common stock on the Over-the-Counter Bulletin Board under the trading symbol WOVT.OB. Accordingly, for each share of WorldVest, Inc. owned, Company shareholders will automatically receive one share of Iron Mining Group, Inc.

Management effected this name change to best reflect the Company’s singular business focus of acquiring and developing iron ore properties on a global basis to meet the growing demand of its established Chinese buying clientele.  In the coming months, Iron Mining Group expects to bring its existing portfolio of Chilean iron ore deposits into production, while evaluating additional iron ore mining opportunities and the construction of complementary Chilean export logistics infrastructures with the Company’s Chinese partners.

About Iron Mining Group, Inc.

Iron Mining Group, Inc. (OTCBB: WOVT), is a global iron ore mining company with its initial focus in Latin America.  The Company has entered this marketplace at a time when the largest iron ore customer, China, seeks to alter the status quo by shifting power away from the traditional iron ore producers.  Iron Mining Group has signed strategic joint venture agreements with several Chinese Steel Groups, which provide guaranteed long-term iron ore purchase agreements for 100% of available production and outline potential future investments into Iron Mining Group and its projects.

For more information, please refer to www.IronMiningGroup.com.

Investor Relations / Media please contact: Michael Carney Tel. (310) 277‐1513 Fax. (310) 919-3116 Investor@IronMiningGroup.com

Forward Looking Statements:

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, which are incorporated herein by reference.  The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.